PROSPECTUS


                             ALBERTO-CULVER COMPANY
                              2525 Armitage Avenue
                          Melrose Park, Illinois 60160
                                  708/450-3000
                                  -------------
                                 380,276 Shares
                              Class A Common Stock
                                 $.22 par value
                               ------------------

         This prospectus relates to up to 380,276 shares ("Shares") of Class A Common Stock, $.22 par value ("Class A Common Stock"), of Alberto-Culver Company (together with its subsidiaries, the "Company") which may be offered and sold from time to time for the account of Leonard H. Lavin, Chairman of the Company (the "Selling Stockholder"). The Company will receive no part of the proceeds of any sales of the Shares.

         The distribution of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholder in amounts to be negotiated. The Selling
Stockholder and any such brokers may be deemed "underwriters" under the Securities Act of 1933 of the Shares sold.

         The closing sale price of the Class A Common Stock on February 6, 1996, as reported on the New York Stock Exchange Composite Tape, was $33.
                               ------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ---------------------

                   The date of this prospectus is February 7,
                                     1996.






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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

         The Company will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such written or oral request should be directed to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attention: Secretary; telephone 708/450-3000.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

                  (1) The Company's annual report on Form 10-K for the year ended September 30, 1995.


                  (2) The description of the Company's Class A Common Stock which is contained in the Company's registration statement on Form 8-A dated May 5, 1986.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction where




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such offer would be unlawful.  The delivery of the prospectus or any sale of the
Shares hereby does not imply that there has been no change in the Company's affairs since the date hereof.

                                   THE COMPANY

         The principal business of Alberto-Culver Company and its consolidated subsidiaries (herein referred to collectively as the "Company," unless indicated otherwise) is developing, manufacturing, distributing and marketing hair care and other branded consumer products.

         The Company also is the world's largest specialty distributor of professional beauty and barber products, through its Sally Beauty Company subsidiary's 1,494 stores (as of September 30, 1995) in the United States, United Kingdom and Japan.

         The Company's major personal care products in the United States include Alberto VO5 shampoos and conditioners, Alberto VO5 conditioning hairdressing, Alberto VO5 Hot Oil treatment, the TRESemme line of hair care products, Consort hair sprays, FDS feminine deodorant sprays and the TCB line of hair care products for the ethnic market. Other branded consumer products include food and grocery products, such as Mrs. Dash salt-free seasonings, Molly McButter dairy sprinkles, SugarTwin sugar substitute and Static Guard anti-static spray.

         The Company's products are sold in more than 100 countries. Through its Cederroth International subsidiary headquartered in Sweden, the Company manufactures and sells health, hygiene and personal care products throughout Sweden, Finland, Norway, Denmark and in Spain and Italy. Major products include Salvekvick bandages, Alberto VO5 shampoos and conditioners, Samarin antacids and Seltin salt substitute. In April 1995, Cederroth acquired the Toiletries Division of Molnlycke AB, which includes consumer products such as Bliw liquid soaps, Date anti-perspirants and cologne for women, Family Fresh shampoo and shower products, Suketter artificial sweetener and Hermanent home permanents. On February 6, 1996, the Company acquired all the stock of St. Ives Laboratories, Inc., which develops, manufactures and markets personal care products under its SWISS FORMULA brand and manufactures custom label products for sale by other companies.

         Other major international markets include Canada, Mexico, Puerto Rico, Australia, Italy and New Zealand.

         The Company's principal executive offices are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160; telephone 708/450-3000.




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                               SELLING STOCKHOLDER

         The Selling Stockholder is Leonard H. Lavin, founder, Chairman of the Board and a director of the Company. The 380,276 shares of Class A Common Stock covered by this prospectus (3.45% of the outstanding Class A Common Stock) are held by Mr. Lavin as trustee of the Leonard H. Lavin Trust, u/a/d 12/18/87, fbo Leonard H. Lavin, a revocable living trust, and represent all of the shares of Class A Common Stock held directly or indirectly by Mr. Lavin. This number does not include 267,340 and 278,044 shares (2.43% and 2.52%, respectively) of the Class A Common Stock held respectively by (i) trusts of which Mr. Lavin's wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer and a director of the Company, is a trustee or co-trustee, and (ii) Lavin Family Foundation, of which Mr. Lavin is a director and President. Mr. Lavin and Mrs. Lavin also hold as trustees or co-trustees of various trusts an aggregate of 3,476,604 shares and 3,451,344 shares, respectively, of the Company's outstanding Class B Common Stock and Lavin Family Foundation owns 12,000 shares of Class B Common Stock. The Class B Common Stock is convertible at the option of the holder on a share-for-share basis into shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION

         The Shares covered by this prospectus may be offered for sale by the Selling Stockholder through Goldman, Sachs & Co. acting as broker-dealer, agent or principal. Such sales may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Goldman, Sachs & Co. may purchase Shares for its own account and resell them in the above-described manner. Goldman, Sachs & Co. will be entitled to receive a negotiated commission per share on its sales of the Shares, and, if purchased for its own account, a discount or concession from the market price prevailing at the time of sale. Goldman, Sachs & Co. may be deemed to be an underwriter, and profits, commissions, and discounts on sales made by Goldman, Sachs & Co. may be deemed to be underwrting compensation, within the meaning of the Securities Act of 1933. The Selling Stockholder has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The financial statements and schedule of the Company as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.